Exhibit 2.5

True Energy Trust

2300, 530 – 8th Avenue S.W. Calgary AB, T2P 3S8
Tel: (403) 266-8670  Fax: (403) 264-8163

www.trueenergy.ca

March 30, 2006

Shellbridge Oil & Gas, Inc.
#230 – 10991 Shellbridge Way
Richmond, British Columbia
V6X 3C6

Attention:          Mr. Wayne J. Babcock, President & Chief Executive Officer

Dear Sir:

Re:          Confidentiality Agreement

In connection with your analysis of a possible negotiated transaction with True Energy Trust or any of its affiliates (collectively the “Trust”), you have been or will be furnished certain information that is proprietary, non-public or confidential concerning the Trust and its subsidiaries (as defined below) from Representatives (as defined below) of the Trust (collectively, and together with the Trust, the “Disclosing Parties”). In consideration of furnishing you with such information to assist you in such regard, you hereby agree to the following (it being understood that you are also agreeing to cause your Representatives to comply with the applicable provisions hereof):

1.                                       Use of Evaluation Material. The Evaluation Material (as defined below) will be used solely for the purpose of evaluating a possible negotiated amalgamation, plan of arrangement, merger, corporate, asset or share acquisition, take-over bid, or other business or asset combination or acquisition transaction or series of transactions (a “Transaction”) between you and the Trust approved by the Board of the Directors of the Trust and not in a manner detrimental to the Trust. Unless and until you have completed a Transaction with the Trust, all the Evaluation Material will be kept confidential by you and will not be disclosed to any other persons in any manner; provided that you may disclose the Evaluation Material or portions thereof to those of your Representatives who need to know such information for the purpose of evaluating a possible negotiated Transaction involving you and the Trust (it being understood that such Representatives shall be informed by you of the confidential nature of such information and that you shall require such Representatives to be bound by the terms of this letter to the same extent as if they were parties hereto). You agree to be responsible for any breach of this agreement by any of your Representatives.

2.                                       Legally Required Disclosures. In the event that you or any of your Representatives is required by law, securities regulation, rule or policy or is requested by legal process or regulatory authority (including by deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand or similar process, in connection with any proceeding) to disclose any of the Evaluation Material, you shall provide the Trust with prompt prior written notice of such request or requirement so that the Trust may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this agreement and you shall cooperate with the Trust so that the Trust may obtain such protective order. In the event that such protective order or other remedy is not obtained, or the Trust waives compliance with the relevant provisions hereof, you or such Representatives, as the case may be, may disclose only that portion of the Evaluation Material that, in the written opinion of your counsel, is legally required to be disclosed and shall exercise your, his or its best efforts to obtain assurances that confidential treatment will be accorded such Evaluation Material.

3.                                       Definition of Evaluation Material. The term “Evaluation Material” as used in this agreement shall mean all information that any Disclosing Party furnishes or otherwise discloses to you or any of your Representatives in the course of your evaluation of a possible Transaction with the Trust (in whatever form communicated or maintained, whether documentary, electronic, computer storage or otherwise), which contains or otherwise reflects information concerning the Trust. The term “Evaluation Material” shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material (“Notes”). The term “Evaluation Material” does not include any information (i) that at the time of disclosure to you or thereafter is generally available to and known by the public (other than as a result of a disclosure by you or any of your Representatives or a disclosure pursuant to Paragraph 2), (ii) that is or was received by you on a non-confidential basis from a source other than the Disclosing Parties who is not prohibited from transmitting the information to you by a confidentiality agreement with or other contractual, legal or fiduciary obligation to the Trust or any of its subsidiaries, (iii) heretofore disclosed to you by the Trust on a non-confidential basis pursuant to a prior written agreement with the Trust, or (iv) that was known by you prior to disclosure hereunder and is not subject to a confidentiality obligation.

4.                                       Return of Materials. If you decide that you do not wish to proceed with a Transaction with the Trust, you will promptly notify the Trust of that decision. In that case, or if the Trust shall elect at any time to terminate further access to you to the Evaluation Material for any reason, you will (i) return promptly to the Trust all copies of the Evaluation Material then in your possession or in the possession of any of the Representatives, (ii) destroy all Notes and (iii) deliver to the Trust a certificate executed by one of your duly authorized senior officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and all other obligations hereunder.

5.                                       Nondisclosure of Possible Transaction. Without the prior written consent of the Trust, you will not, and will direct and cause your Representatives not to, disclose to any person (i) that this agreement has been entered into; (ii) that Evaluation Material has been made available to you; (iii) that discussions or negotiations are or were taking place concerning a possible Transaction between the Trust and you or any of your affiliates (as defined below); (iv) that you or any of your affiliates are considering or reviewing a Transaction involving or relating to the Trust or taking any of the actions described in Paragraph 9; or, (v) the terms, conditions or other facts with respect to any such possible Transaction or actions, including the status thereof; provided, however, that you may make such disclosure if you have received the written opinion of your counsel that such disclosure must be made by you in order that you not commit a violation of law, regulation or rule of any stock exchange and, prior to such disclosure, you promptly advise and consult with the Trust and its legal counsel concerning the information you propose to disclose. Your obligations in the preceding sentence shall survive any return or destruction of the Evaluation Material pursuant to Paragraph 4.

6.                                       Contracts with Company Customers. Until the expiration of twelve (12) months from the date hereof, neither you nor any of your Representatives will, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction involving you or any of your Representatives and the Trust, directly or indirectly, divert or attempt to divert away from the Trust any business or customer of the Trust.

7.                                       Contacts with Company Personnel. Until the earliest of (i) the execution by you of a Definitive Agreement (as defined in Paragraph 10) or (ii) twelve (12) months from the date of this agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Trust or any of its subsidiaries regarding its business, assets, operations, prospects or finances, except with the express permission of a duly authorized executive officer of the Trust. Except as provided in a Definitive Agreement, you agree that for a period of one (1) year form the date hereof, you will not solicit for employment any officer, director or key employee of the Trust or any of its subsidiaries; provided, that this prohibition shall not apply to solicitations made by you to the public or the industry generally, and you shall not be prohibited from employing any such person who contacts you on his or her own initiative without any prohibited solicitation.

8.                                       No Representation or Warranty. Although the Trust has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand and agree that neither the Trust nor any of its Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Trust nor its Representatives shall have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a Definitive Agreement when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect as representations or warranties.

9.                                       Other Restrictions. Until the expiration of twelve (12) months from the date hereof, neither you nor any of your affiliates nor any of your Representatives shall, without the prior written consent of the Board of Directors of the Trust, directly or indirectly:

(a)                                  effect or seek, offer, agree or propose (whether publicly or otherwise) to effect, or cause to participate in or in any way advise, encourage or assist (including financial assistance) any other person to effect or seek, offer, agree or propose (whether publicly or otherwise) to effect or participate in: (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof), assets or properties of the Trust or any of its subsidiaries, whether such agreement or proposal is with the Trust or any of its subsidiaries or unitholders or with a third party (provided that the foregoing shall not apply to any acquisition by any of your employee benefit plans in the ordinary course of business); (ii) any amalgamation, merger, plan or arrangement or other business combination or tender, takeover bid or exchange offer involving the Trust or any of its subsidiaries or unitholders; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Trust or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy provisions of the Business Corporations Act (Alberta) or consents to vote or otherwise with respect to any voting securities of the Trust or any of its subsidiaries;

(b)                                 form, join or in any way participate in a group or act jointly or in concert with any person with respect to voting securities of the Trust;

(c)                                  otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Trust;

(d)                                 take any action which might cause or require the Trust to make a public announcement regarding any of the types of matters set forth in (a) above;

(e)                                  disclose any intention, plan or arrangement inconsistent with the foregoing;

(f)                                    enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(g)                                 advise, assist or encourage any other person in connection with any of the foregoing.

10.                                 Definitive Agreement. You also understand and agree that no contract or agreement providing for a Transaction between the Trust and you or your affiliates shall be deemed to exist unless and until a definitive agreement has been executed and delivered by you and each of the other parties thereto (“Definitive Agreement”), and you and the Trust hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with such Transaction unless and until a Definitive Agreement has been executed and delivered by you and each of the other parties thereto. It is also agreed that unless and until a Definitive Agreement has been executed by the Trust and you with respect to a Transaction involving the Trust, none of the Trust, its unitholders, or its Representatives has any legal obligation of any kind whatsoever with respect to any such Transaction. Unless and until a Definitive Agreement between the Trust, you and each of the other parties thereto has been executed and delivered, you understand that (i) the Trust shall conduct the process for a possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such Transaction may be changed at any time without notice to you or any other persons, and (iii) the Trust may terminate the process for a possible Transaction at any time in its sole discretion (iv) the Trust shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion. For purposes of this paragraph, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, or does it include any written or oral offer or bid on your part or any written or oral acceptance thereof. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Trust, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

11.                                 Securities Laws. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters that are the subject of this agreement, that Canadian (including Albertan) and United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of the Trust or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

12.                                 Liability. In addition to any other rights that the Trust and its Representatives may have against you arising by reason of any breach of this agreement, you shall be liable to each of the Trust and its Representatives for any and all claims, liabilities, damages, costs, losses and expenses whatsoever (including legal, accounting and other professional fees, disbursements, costs and expenses, with legal fees on a solicitor-client basis) which they may suffer, sustain, pay or incur in respect of all matters or anything which may arise out of any act or omission, directly or indirectly, related to any breach by you or your Representatives of this agreement or arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material.

13.                                 Remedies. You agree that (i) money damages would not be a sufficient remedy for any breach of this agreement by you or your Representatives, (ii) that, in addition to any other remedies at law or in equity that the Trust may have, the Trust shall be entitled to equitable relief including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to the Trust at law or in equity and (iii) you shall waive, and use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder.

14.                                 Access. In the event you desire physical access to any of the Trust’s properties, you agree to indemnify, defend and hold harmless the Trust, its affiliates and subsidiaries from and against any and all liabilities, claims and causes of action for personal injury, death or property damage occurring on or to such property as a result of your entry onto the premises. You agree to comply fully with all rules, regulations and instructions issued by the Trust regarding your actions while upon, entering or leaving the property of the Trust.

15.                                 No Waiver. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This agreement represents the entire understanding of the parties with respect to the matters referred to herein and supersedes all prior understandings, written or oral, between the parties with respect thereto.

16.                                 Amendments. All modifications of and amendments to this agreement or any part hereof must be in writing signed on behalf of you and the Trust. Waivers of any terms and provisions of this agreement shall be in writing and may be made by the Trust alone.

17.                                 Person; Representatives. As used in this agreement, (i) the term “person” will be interpreted broadly to include, without limitation, any corporation, company, group, partnership, limited liability company, unincorporated association, trust, other entity or individual, (ii) the term “Representatives”, used with respect to a person, shall include the directors, officers, employees, representatives, affiliates, subsidiaries, associates, agents, lawyers, consultants, accountants, engineers, financial and other advisors, and banks and other financing sources of or to such person, and (iii) the terms “affiliates”, “subsidiaries”, “associates” and derivations thereof shall have the respective meanings ascribed thereto in the Business Corporations Act (Alberta) or the United States securities laws, applicable and as amended from time to time.

18.                                 Notices. All notices to be given to a party hereunder shall be in writing and delivered personally, by overnight courier or by facsimile, addressed, in the case of the Trust, to the President at the above address and, in the case of you, to the addressee at the address set forth above.

19.                                 Severability. In the event that any provision or portion of this agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this agreement shall be unafected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

20.                                 Assignment. The Trust reserves the right to assign powers and privileges under this agreement including, without limitation, the right to enforce any or all of the terms of this agreement with respect to the unauthorized use or disclosure by you or your Representatives of the Evaluation Material to such parties as it deems appropriate including joint venture partners and the acquiror of any units or assets of the Trust and its subsidiaries pursuant to a Transaction.

21.                                 Term. This agreement shall remain in effect for a period of twelve (12) months from the date hereof.

22.                                 Governing Law and Attornment. This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta. You also hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to your address set forth below shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of action, suit or proceeding arising out of this agreement or the transaction contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This agreement shall be binding upon and enure to the benefit of the parties hereto and to their respective successors and permitted assigns.

Please confirm that the foregoing correctly sets forth our agreement by signing this agreement in the space provided and returning one copy to us for our files. Please retain the second copy for your files.

Yours truly,

TRUE ENERGY TRUST

Per:	/s/ Paul R. Baay
Paul R. Baay, President & Chief Executive Officer

ACCEPTED AND AGREED TO this 30th day of March, 2006.

SHELLBRIDGE OIL & GAS, INC.

Per:	/s/ Wayne J. Babcock
Wayne J. Babcock, President & Chief Executive Officer

ADDRESS FOR NOTICE PURPOSES:

#230 - 10991 Shellbridge Way
Richmond, British Columbia
V6X 3C6